Exhibit 99.1

Investor Contact:

Kurt Abkemeier

Cbeyond, Inc.

Vice President, Finance and Treasurer

(678) 370-2887

CBEYOND APPOINTS WURZBACHER TO BOARD OF DIRECTORS

ATLANTA (November 1, 2011) — Cbeyond, Inc. (NASDAQ: CBEY), a leading provider of IT and communications services to small and medium sized businesses across the country, today announced the appointment of Bonnie P. Wurzbacher to its Board of Directors and Compensation Committee.

During her 27 year tenure at The Coca-Cola Company (NYSE: KO), Wurzbacher has held various senior leadership roles in sales, marketing and management including Vice President, Customer Strategy and Vice President, Southeast Area. In 2003, Coca-Cola appointed Wurzbacher to her current position as Senior Vice President, Global Customer & Channel Leadership. In that role, Wurzbacher has been responsible for a $1.6 billion portfolio of global customers, new business acquisition and the development of growth strategies for all key channels, working in close partnership with the company’s franchised bottling partners around the world.

In January 2011, Wurzbacher took on a special assignment to help lead Coca-Cola’s new global initiative called “5 BY 20” that will enable the economic empowerment of five million women by 2020. This initiative aims to create more jobs and business expertise across Coca-Cola’s value chain, with a focus on improving the capabilities of women who own or operate small businesses in developing countries.

Wurzbacher graduated from Wheaton College (Illinois) with a B.A. in Education and later received her M.B.A. in General Management from Emory University in Atlanta. She currently serves as a trustee of Columbia Theological Seminary and is the immediate past chairperson of The Georgia Independent College Association. She has also served on the boards of Gordon Foodservice, The Network of Executive Women, The March of Dimes, and the Wheaton College Board of Visitors. A strong advocate for women in leadership, Wurzbacher was a founding member of Coca-Cola’s Global Advisory Councils for Customer and Commercial Leadership, Women’s Leadership and Corporate Social Responsibility.

“Bonnie Wurzbacher is an outstanding executive who brings a wealth of relevant experience to our Board of Directors,” said Jim Geiger, chief executive officer of Cbeyond. “Her expertise in sales, marketing, and customer relationships will be a valuable asset to Cbeyond.”

About Cbeyond

Cbeyond, Inc. (NASDAQ: CBEY) is a leading provider of IT and communications services to 60,000 small businesses in the U.S. Serving growing entrepreneurs, Cbeyond offers more than 30 productivity enhancing applications including local and long-distance voice, broadband Internet, mobile, BlackBerry®, voicemail, email, Web hosting, fax-to-email, data backup, file-sharing, and virtual private networking. In addition, Cbeyond’s Cloud Services division offers virtual and dedicated servers and cloud PBX to small businesses worldwide. Recently, the Cloud Services division won Microsoft’s Hosting Partner of the Year Award for 2009 and 2010 in connection with Microsoft’s Hyper-V Server product. Winning more than 60 awards for product innovation, growth and a quality customer experience, Cbeyond continues to focus on helping small businesses succeed and grow through high-performance technology, superior services and world-class support. For more information on Cbeyond, visit www.cbeyond.net and follow Cbeyond on Twitter: www.twitter.com/Cbeyondinc.